PART II AND III

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular

July 18, 2025

STABLE TOWERS LLC

14053 WEST TYHEE ROAD

POCATELLO, IDAHO 83202

(208) 339-2081

admin@stabletowers.com

UP TO 100,000 IN SHARES OF PREFERRED UNITS

This is the initial offering to members of the public of securities of Stable Towers LLC, an Idaho limited liability company. We are offering 100,000 Preferred Units (“Preferred Units”) at an offering price of $100 per share (the “Offered Shares”). This offering will terminate on [     ] 2026, subject to extension for up to 180 days (the “Termination Date”). There will be no escrow of funds. Proceeds from the sale of the shares offered may be used by the Company upon receipt.

The minimum purchase requirement per investor is $100.00 Offered Shares based on the current price per share of Preferred Units; however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. We expect to commence the sale of the Offered Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”).

Prior to this offering, there has been no public market for our Preferred Units.

Investing in our Preferred Units involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Preferred Units.

For further details regarding the Preferred Units, please see “Description of the Preferred Units Being Offered” beginning on page 6 of this Offering Circular

1

1) We estimate that our total offering expenses, including underwriting discount and commissions, will be approximately $20,000 regardless of whether the minimum or maximum offering amount is sold. For more details, please see the section of this Offering Circular captioned “Plan of Distribution.”

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular is following the Offering Circular disclosure format of Part II of Form 1-A.

The date of this Offering Circular is July 18, 2025

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this Offering Circular, and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

2

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering.

Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the real estate industry, and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Stable Towers LLC.

We are conducting this offering as a Tier 1 offering pursuant to Regulation A under the Securities Act of 1933, as amended. We are offering up to 100,000 Preferred Units at a price of $100 per Unit, for total gross proceeds of up to $10,000,000. All of the securities are being offered on behalf of the issuer. No securities are being offered by selling security holders.. The requirement of a Tier 1 exemption includes some of the following limitations:

•  Maximum Offering Amount: Up to $20 million in a 12-month period.

•  Investor Requirements: No specific investor income or net worth restrictions.

•  State Securities Review: Subject to state-level “blue sky” laws, requiring qualification in each state where the offering is sold.

•  Ongoing Reporting: Limited; no annual or semi-annual reports required after the offering is completed.

•  Financial Statements: Need not be audited.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

In addition, you should refer to the section of this Offering Circular captioned “Risk Factors” for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. Additionally, we cannot assure you that the forward-looking statements in this offering circular will prove to be accurate. If the forward-looking statements prove to be inaccurate, the inaccuracy may be material. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. You should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

Business

Stable Towers, LLC (the “Company”), is a private investment vehicle organized as an Idaho Limited Liability Company focused on achieving an attractive risk-adjusted returns and preserving investor capital by buying and renovating a mix of single-family and multi-family residential properties in business-friendly states and manage these rentals with the Company’s inhouse property management team.

Strategy

The Manager intends to create Preferred Units and invest in a focused portfolio of a mix of distressed single-family and multi-family real estate assets in several business-friendly states that are in alignment with the Company’s ability to operate successfully. The Manager believes there is an opportunity to invest in these properties, stabilize/rehabilitate them, rent them, and exit when advantageous. The Company will focus on these principal strategies:

1.Engage in real estate purchases of a mix of distressed single-family and multi-family properties at below market valuations in small to medium sized cities, with growing populations, in business friendly states;

2.Engage in the renovation of these undervalued distressed single-family and multi-family real estate assets, and the rent, manage, and hold such properties;

3.Execute investment strategy with the Company’s expert in-house team for each stage: analysis, acquisition, construction/renovation, rental, management, and maintenance;

4.Reinvest cash on cash returns from leasing revenues and exit proceeds into other fund initiatives at Manager’s discretion to generate consistent returns for Preferred Holders;

5.Refinance properties with bank borrowing when advantageous.

Company Strengths

The three-person management team brings a strong track record of successfully purchasing, refurbishing, and leasing residential units, making them highly qualified to lead this venture. With years of hands-on experience, they have developed a deep understanding of the intricacies involved in residential real estate, from identifying undervalued properties to executing value-add refurbishments and optimizing leasing strategies. Their established history demonstrates not only their ability to enhance property values but also to generate consistent cash flows through effective property management. This expertise positions them to navigate market challenges, control operational costs, and maximize returns for investors. Their complementary skill sets in acquisitions, project management, and tenant relations create a well-rounded leadership team capable of driving the company’s growth and profitability in this space.

Prior Real Estate Program Experience

The founders of Stable Towers LLC, Gerald and Millie McNabb, have been actively engaged in real estate investment and property operations since 2004. Over the past two decades, they have developed, sponsored, or operated multiple real estate projects in southeastern Idaho through affiliated entities, including Resolution Services LLC, Suburban Construction LLC, Figure Eight LLC, and family-owned limited liability companies. These projects involved the acquisition, renovation, and leasing of residential and small-scale commercial properties.

Between 2004 and 2024, the McNabbs completed 18 separate property acquisitions. Their real estate experience includes both single-property holdings and multi-unit residential complexes. These prior programs were privately financed and operated, involving only affiliated capital from the McNabb family and their wholly controlled entities. No unaffiliated public investors participated in these prior programs. While not structured as securities offerings, these real estate ventures are representative of the strategy the McNabbs intend to pursue through Stable Towers LLC.

The McNabbs' completed projects have included:

•The acquisition and renovation of a duplex and single-family residence in Pocatello in Idaho in 2004, with post-renovation value increases of approximately 140% and 55% respectively;

•The acquisition and management of a 40-unit mobile home park in Chubbuck, Idaho in 2013, stabilized and sold after 7 years with a realized internal rate of return (IRR) of approximately 115%;

•A multi-family, residential rental portfolio assembled in Twin Falls starting in 2017, producing annual net cash returns in excess of 9%.

In aggregate, the McNabbs have deployed approximately $10.7 million in equity across these historical real estate activities. Of the 18 prior projects, 11 have been exited via sale. These sold assets generated aggregate gross resale proceeds of approximately $8.5 million, with average hold periods of 4 to 7 years and average IRRs on realized projects estimated between 14% and 21%, net of improvement costs. The remainder of the portfolio—valued at approximately $15 million—remains under management.

Their most recent and ongoing project is the redevelopment of a 45,000 square foot mixed-use property located at 491 Caswell Avenue West in Twin Falls, Idaho, acquired through Figure Eight LLC. That project, now contributed to Stable Towers LLC, is being renovated in phases and is expected to include 70 rental units upon completion.

While these prior projects were successful, they were privately held, operated under different legal and financial structures, and are not part of this offering. These past projects do not form a part of Stable Towers LLC, and prospective investors should not assume that the performance of such prior programs will be indicative of the performance of the Company.

Cautionary Statement Regarding Past Performance

Past performance is not indicative of future results. The results of prior programs sponsored or managed by the McNabbs were based on market conditions, strategies, and circumstances that may differ materially from those affecting this Offering. No assurances can be made that the Company will achieve results comparable to those experienced in the McNabbs’ prior real estate investments. This Offering is subject to substantial risks, including the loss of capital.

Corporate Information

Stable Towers LLC is an Idaho limited liability company formed on October 5, 2023. We are headquartered at 14053 West Tyhee Road, Pocatello, Idaho 83202. Telephone No.: (208) 339-2081. Email: geraldjmcnabb@gmail.com. Website: [stabletowers website]

THE OFFERING

Issuer:	Stable Towers LLC

Securities offered:	Up to 100,000 Preferred Units at an offering price of $100 per share (the “Offered Shares”) for total gross proceeds of up to $10,000,000. No securities are being offered by selling security holders.

Number of shares of Common Stock outstanding before the offering:	300,000 common units

Number of Preferred Units outstanding after the offering:	100,000 preferred units, if the maximum amount of Offered Shares are sold

Price per share:	$100

Public Stock listing:	There is no intention for the Company’s stock to be publicly listed.

Offering Type:

An offering of Preferred Units by the Company pursuant to Tier 1 of Regulation A, as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

No sales of Offered Shares will be made anywhere prior to the qualification of the Offering Statement by the SEC.

Termination:	This offering will terminate on [ ] 2026, subject to extension for up to 180 days (the “Termination Date”).

Voting Rights:	The Preferred Units will not be entitled to vote on any matters submitted to a vote of the stockholders.

Dividend Policy:

The Company intends to pay an annual 7% preferred dividend on Preferred Stock if such funds are available from Company revenues. We may pay common stock dividends to our owners once all accrued 7% preferred dividends are paid in full. There is no assurance that the Company will ever be in the financial position to pay any dividends.

Use of proceeds:	We intend to use the gross proceeds to purchase, refurbish, and lease residential units

U.S. federal income tax considerations:	For material U.S. federal tax consequences of the acquisition, ownership and disposition of our Common Units, see “Certain Material U.S. Federal Income Tax Considerations.”

Risk factors:	Investing in our Preferred Units involves a high degree of risk. See “Risk Factors.”

RISK FACTORS

RISKS RELATED TO THE COMPANY AND INDUSTRY

Investment Risks

It is difficult to assess the likelihood of success for an early-stage company without long operating history like ours.

We were only recently formed. Since our organization we have been engaged in start-up and development activities, primarily fund raising, and we have not attempted to, nor have we been able to, generate any revenues. As such, there is no operating history upon which investors may base an evaluation of the likely future performance.

Units lack liquidity and marketability and holders of our Preferred Units may not be able to sell the units in a timely manner, or at the price they paid.

There is no public trading market for the units, and neither members, nor holders of our Preferred Units can freely sell or transfer their units or use them as collateral for an investment. Our Operating Agreement restricts the transfer of units. In addition, the units can only be sold or redeemed under certain circumstances. They are restricted from resale under federal and state securities laws and are not traded or listed, nor do we intend for them to be traded or listed on an exchange or automated quotation market. Consequently, members and holders of our Preferred Units may not be able to sell their units in a timely manner, or at a price they paid.

Our Manager may spend the net proceeds of this offering in ways with which you may not agree.

The net proceeds of this offering are not allocated for specific uses. The management will have broad discretion to spend the net proceeds of this offering in ways that investors may not agree. Management’s failure to apply these funds effectively could result in unfavorable returns.

There has been no independent “due diligence” review of our affairs or financial condition.

The statements contained in this document, or incorporated by reference, are solely those of the management. There has been no independent “Due Diligence” review of our affairs or financial condition, nor has any independent party verified the statements contained in this private placement memorandum. Prospective purchasers are urged to contact us directly for additional information about our operations.

There is no minimum capitalization for this offering and investors’ subscription funds will be used by us as soon as they are received.

There is no minimum capitalization required in this offering. There is no assurance that all or a significant number of units may be sold in this offering. We will use investors’ subscription funds as soon as they are received. If only small portions of the units are placed, then we may not have sufficient capital to operate. There is no assurance that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to it. Under such circumstances, the project would need to be scaled down.

Members and holders of our Preferred Units have a limited ability to have their units redeemed and may not receive a return of their capital contribution, in whole or in part, in a timely manner.

The ability of a Member or holder of our Preferred Units to withdraw, or partially withdraw, from the Company and obtain the return of all or part of their capital by having their units redeemed is subject to significant limitations, including the following:

•Redemptions are made only to the extent we have cash available and, in the judgment of the Manager, the redemption would not impair the liquidity or operation of the Company.

•We are not required to sell any portion of our assets to fund a withdrawal.

•As a result of these and other factors, holders of our Preferred Units may not be able to have their capital contributions returned, in whole or in part, or in a timely manner.

Units are not guaranteed and could become worthless.

The units are not guaranteed or insured by any government agency or by any private party. The amount of earnings is not guaranteed and can vary with market conditions. The return of all or any portion of capital invested in units is not guaranteed, and the units could become worthless.

Our Manager may, but is not required to, pay for the Company’s expenses and the Company could experience a material adverse effect if it is required to pay such expenses.

Our Operating Agreement provides that our Manager may, but is not required to, pay for expenses of the Company. Our Manager may pay such expenses but may discontinue the practice without notice at any time. If the Company becomes responsible for these expenses, the cash flow and liquidity of the Company could be adversely affected, which could reduce the likelihood that holders of our Preferred Units will experience a return on their investment in the Company.

The Company may grow to a size that prevents us from operating effectively.

The Company may raise up to $10,000,000. A significant increase in the size of the Company might cause the Manager to accept more underwriting risk to find and fund sufficient numbers of investments to generate the yields sought by the Company. If the Manager is unable to find and fund sufficient numbers of investments without incurring additional underwriting risk, then (1) investor funds may remain in money market or bank accounts, thereby reducing the Company’s overall yield, or (2) if the Manager elects to fund real estate projects which have greater underwriting risk, the default rate on the Company’s portfolio of investments could increase, thereby reducing Fund yields and otherwise adversely affecting the Company.

We rely on Gerald McNabb to manage our operations to select our investments and an error in judgment or a decision by Gerald McNabb contrary to the one a Member or a holder of our Preferred Units would have made, or the loss of Gerald McNabb as our Manager could have a material adverse effect on our business and the amount of cash available for distribution to holders of our Preferred Units.

Our ability to achieve our investment objectives and to pay distributions depends upon Gerald McNabb’s performance in obtaining, underwriting, processing, making and brokering investments to us, and determining the financing arrangements for parties or projects into which we invest. Members and holders of our Preferred Units must rely on the judgment of Gerald McNabb in investing the proceeds of this offering because we do not have an independent board of directors and neither members nor holders of our Preferred Units will have the opportunity to evaluate the financial information or creditworthiness of parties or projects into which we invest, or other economic or financial data concerning our investments. If Gerald McNabb were to make an error in judgment in managing our operations or selecting investments for us, our business and the amount of cash available to distribute to members or holders of our Preferred Units could be adversely affected. If we were to lose the services of Gerald McNabb as Manager for any reason, there is no assurance that a qualified replacement Manager could be found. If no qualified replacement Manager can be found, we may be forced to terminate the Company.

We depend on key personnel of Stable Towers LLC, and the loss of any of their services could harm our business.

We do not have any directors, officers or employees. Our success depends upon the continued efforts of Gerald McNabb and Millie McNabb. If any of these individuals were to cease employment with Stable Towers LLC, our operating results could suffer. Our future success also depends in large part upon Gerald McNabb’s ability to hire and retain additional highly skilled managerial, operational, and marketing personnel. Competition for such personnel is intense. Should these entities be unable to attract and retain key personnel, the ability of the Company to make prudent investment decisions on our behalf may be impaired.

Any indemnification of our Manager by us will decrease the amount available for distribution to members and holders of our Preferred Units.

Pursuant to our Operating Agreement, we may be required to indemnify Gerald McNabb or others from any action, claim or liability arising from any act or omission made in good faith and in performance of its duties under the Operating Agreement. Such indemnification may reduce the amount of funds we have available to distribute to Members and holders of our Preferred Units.

Risks of the Real Estate Investment Business

Real Estate Investment Risk

Real estate investments are inherently risky. The Company’s investments in real estate properties are not guaranteed or insured by any government entity, the Company itself, McNabb Group LP, or Gerald McNabb. Property values may decline due to various factors, including market conditions, economic downturns, and property-specific issues. While the Company will maintain standard property insurance policies (e.g., fire, flood) to mitigate certain risks, investors could experience losses due to unforeseen circumstances or factors beyond the Company’s control. These losses could affect the returns to Preferred Unitholders.

The timing of the return on Preferred Unitholders may be particularly sensitive to changes in real estate markets in specific regions; changes in concentrations.

One risk of investing in the Preferred Units is the concentration of the related homes in one or more geographic regions.   If the regional economy or housing market weakens in one of this region in which a significant concentration of real estate properties that the Company acquires are located, the real estate properties that the Company acquires in that region may experience high rates of loss related to resale difficulties, resulting in losses to the Preferred Unitholders. A region’s economic condition and housing market may be adversely affected by a variety of events, including natural disasters such as earthquakes, hurricanes, floods and eruptions, power shortages and other natural disasters, terrorist activities and civil disturbances such as riots.

There is a risk that inaccurate appraisals could overstate the actual value of the properties held by the Company which would reduce the Company’s ability to make full returns of dividend and principal.

We intend to obtain an appraisal for each real estate property that the Company acquires, and in general, such appraisals represent the analysis and opinions of the respective appraisers at or before the time made, and are not guarantees of, and may not be indicative of, present or future value.  There can be no assurance that another appraiser would not have arrived at a different valuation, even if such appraiser used the same general approach to and same method of appraising the property.  In addition, appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a home under a distress or liquidation sale.  As a result, in the event of such a sale, losses could occur which may adversely affect investors.

Environmental conditions may diminish the value of the properties and give rise to liability of the Company’s assets.

There are many federal and state environmental laws concerning hazardous waste, hazardous substances, petroleum substances (including heating oil and gasoline), radon and other materials which may affect the real estate properties that the Company acquires.  For example, under the Federal Comprehensive Environmental Response Compensation and Liability Act, as amended, and possibly under state law in certain states, a secured party which takes a deed in lieu of foreclosure or purchases a home at a foreclosure sale may become liable in certain circumstances for the costs of a remedial action if hazardous wastes or hazardous substances have been released or disposed of on the property.  Such costs may be substantial. It is possible that costs for remedial action could become a liability of the Company’s assets. Such costs would reduce the amounts otherwise distributable to holders of the Preferred Unitholders if a home became the property of the Company’s assets and if the Company’s assets incurred such costs.  Moreover, certain states by statute impose a priority lien for any such costs incurred by such state on the property. In such states, liens for the cost of any remedial action have priority even over prior recorded liens. In these states, the security interest of the Company’s assets in a property that is subject to such a lien could be adversely affected.

There is limited liquidity in our real estate investments, which could limit our flexibility.

Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to dispose of an investment when we find disposition advantageous or necessary, and the sale price of any disposition may not recoup or exceed the amount of our investment. In addition, federal tax laws may impact our ability to sell our properties without adversely affecting returns to holders of our Preferred Units.

The Preferred Units

The Preferred Units lack of liquidity and there are restrictions on transfer.

The Preferred Units have not been registered or qualified under the Securities Act or the securities laws of any other jurisdiction, and neither the Company nor the Manager will be obligated to so register or qualify any the Preferred Units to permit the transfer of any Preferred Unit without such registration or qualification.  Consequently, the Preferred Units will not be transferable other than in a transaction that is exempt or otherwise does not require registration under the Securities Act and upon satisfaction of certain other provisions of the Operating Agreement, as amended.  The Preferred Units are subject to additional restrictions on transfer to or for the benefit of employee benefit plans and other retirement arrangements subject to ERISA or Section 4975 of the Code.  See “TRANSFER AND EXCHANGE; RESTRICTIONS” and “ERISA CONSIDERATIONS.”

There will be no market for the Preferred Units prior to the issuance thereof, and it is not expected that a secondary market will develop or, if it does develop, that it will provide the Preferred Units thereof with liquidity of investment or will continue for the life of the Preferred Units.  The Preferred Units will not be listed on any securities exchange.  As a result, investors must be prepared to bear the risk of holding the Preferred Units for an indefinite period.

Rental income, refinancing, and resale of real estate Properties are the sole sources of payments on the Preferred Units and other sources of payments to the Company are limited. The Preferred Units do not create an ownership interest in any of the assets of the Company.  The preferred units, as opposed to the common units, do not represent an ownership interest in the Company, or an obligation of or ownership interest in the or any of their affiliates.  If proceeds from the assets of the Company are not sufficient to make all payments to the Preferred Units as provided for in the Operating Agreement, investors will have no recourse to the Company or any other entity and will incur losses.

Risks Relating to Legal Proceedings and Investor Rights

Forum Selection Clause Could Limit Legal Remedies

The Subscription Agreement includes a forum selection clause that requires investors to submit to the exclusive jurisdiction of the state and federal courts located in Idaho for any legal action relating to the Offering or the Preferred Units. This means that investors may be compelled to bring claims in courts located far from their own jurisdictions, which could increase the cost and inconvenience of pursuing legal remedies.

Jury Trial Waiver May Affect Your Legal Rights

The Subscription Agreement contains a waiver of the right to a jury trial. By executing the Subscription Agreement, investors knowingly and voluntarily waive their right to a trial by jury in any action or proceeding arising out of or relating to the investment or the Offering. This waiver could limit the legal avenues available to investors in the event of a dispute.

Fee-Shifting Provision May Deter Legal Actions

The Subscription Agreement includes a fee-shifting provision under which the prevailing party in any legal proceeding arising out of the Offering or the enforcement of the Subscription Agreement may recover reasonable attorneys’ fees and related costs from the non-prevailing party. Specifically:

•To avoid payment of attorneys’ fees, a plaintiff must prevail on the majority of material claims in the dispute.

•The provision applies to all investors, including current and former holders of Preferred Units.

•The Company and its directors, officers, and affiliates may seek to recover attorneys’ fees under this provision if they are the prevailing party.

•The fee-shifting clause applies to transferees, including those who acquire Preferred Units in secondary transactions, if they are bound by the Subscription Agreement.

These provisions may make it more difficult or costly for investors to bring legal claims, particularly those with limited resources.

Limitations with Respect to Federal Securities Laws

The forum selection clause, jury trial waiver, and fee-shifting provisions do not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934. These provisions do not waive any rights or protections afforded under the federal securities laws, and do not limit investors’ rights to bring claims under those laws in any competent federal court with appropriate jurisdiction.

RISKS RELATED TO THIS OFFERING

Neither the Offering nor the Securities have been registered under federal or state securities laws, leading to an absence of certain regulation applicable to the Company.

No governmental agency has reviewed or passed upon this Offering, the Company, or any Securities of the Company. The Company has not registered this Offering under the Securities Act in reliance on exemptions from such registration. The Company also has relied on exemptions from securities registration requirements under applicable state securities laws. Investors in the Company, therefore, will not receive any of the benefits that such registration would otherwise provide. Prospective investors must therefore assess the adequacy of disclosure and the fairness of the terms of this Offering on their own or in conjunction with their personal advisors.

No Guarantee of Return on Investment

There is no assurance that a Purchaser will realize a return on its investment or that it will not lose its entire investment. For this reason, each Purchaser should read the Memorandum and all Exhibits carefully and should consult with its own attorney and business advisor prior to making any investment decision.

Control and Potential Conflicts of Interest

The Company is controlled by the McNabb Family Trust and the McNabb Group Limited Partnership, which are ultimately controlled by three members of the same family: Gerald McNabb and Millie McNabb. This concentrated family ownership may give rise to potential conflicts of interest.

These family members have significant influence over the Company’s management, policies, and major decisions, including the election of managers and approval of significant transactions. Their interests may not always align with those of other investors. For example, they may prioritize actions that benefit their family, even if those actions are not in the best interests of all investors.

This concentrated control could also:

•Discourage potential acquisitions: Making it harder for other companies to acquire the Company, which could limit potential gains for investors.

•Entrench existing management: Potentially hindering the replacement of management even if it underperforms.

•Limit investor influence: Reducing the ability of other investors to effect change within the Company.

Investors should be aware that the McNabb family’s control may affect the Company’s operations and strategic direction.”

The Company has the right to extend the Offering deadline.

The Company may extend the Offering deadline beyond what is currently stated herein. This means that the Company may attempt to raise the money even after the Offering deadline stated herein is reached.

There is no present market for the Securities, and we have arbitrarily set the price.

We have arbitrarily set the price of the Securities with reference to the general status of the securities market and other relevant factors. The Offering price for the Securities should not be considered an indication of the actual value of the Securities and is not based on our net worth or prior earnings. We cannot assure you that the Securities could be resold by you at the Offering price or at any other price.

The Common Units purchased pursuant to this offering will be equity interests in the Company and will not constitute indebtedness.

The Common Units that is purchased in this Offering will rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, for which principal and interest would customarily be payable on specified due dates, there will be no specified payments of dividends with respect to the Securities and dividends are payable only if, when and as authorized and declared by the Company and depend on, among other matters, the Company’s historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors the Company’s board of directors deems relevant at the time. In addition, the terms of the Securities will not limit the amount of debt or other obligations the Company may incur in the future. Accordingly, the Company may incur substantial amounts of additional debt and other obligations that will rank senior to the Securities.

You will not have a vote or influence on the management of the Company.

Substantially all decisions with respect to the management of the Company will be made exclusively by the officers, directors, managers or employees of the Company. You, as a Purchaser, will have a very limited ability to vote on issues of Company management and will not have the right or power to take part in the management of the Company and will not be represented on the board of directors or managers of the Company. Accordingly, no person should purchase a Security unless he or she is willing to entrust all aspects of management to the Company.

Purchasers Will Not Participate in Management

Gerald McNabb has full responsibility for managing our Company. The Purchasers will not be entitled to participate in the management or operation of the Company or in the conduct of its business. The Purchasers may not vote their Securities in the election of the Company officers or for any other reason, except in limited circumstances as allowed under Securities law.

Your ownership of the shares of Stable Towers LLC stock will be subject to dilution.

Owners of Common Units do not have preemptive rights. If the Company conducts subsequent offerings of or securities convertible into shares, issues shares pursuant to a compensation or distribution reinvestment plan or otherwise issues additional shares, investors who purchase shares in this Offering who do not participate in those other stock issuances will experience dilution in their percentage ownership of the Company’s outstanding shares. Furthermore, shareholders may experience a dilution in the value of their shares depending on the terms and pricing of any future share issuances (including the shares being sold in this Offering) and the value of the Company’s assets at the time of issuance.

Neither the Offering nor the Securities have been registered under federal or state securities laws, leading to an absence of certain regulation applicable to the Company.

No governmental agency has passed upon this Offering, the Company, or any Securities of the Company. The Company also has relied on exemptions from securities registration requirements under applicable state securities laws. Investors in the Company, therefore, will not receive any of the benefits that such registration would otherwise provide. Prospective investors must therefore assess the adequacy of disclosure and the fairness of the terms of this Offering on their own or in conjunction with their personal advisors.

No Guarantee of Return on Investment.

There is no assurance that a Purchaser will realize a return on its investment or that it will not lose its entire investment. For this reason, each Purchaser should read the prospectus and all Exhibits carefully and should consult with its own attorney and business advisor prior to making any investment decision.

DILUTION

As of the date of this Offering Circular, we had issued 300,000 common units and have 300,000 common units outstanding. The term “dilution” refers to the reduction (as a percentage of the aggregate shares outstanding) that occurs for any given share of stock when additional shares are issued.

The investors in this offering will be issued redeemable preferred units in the Company. These preferred units will entitle the holders to receive a 7% annual dividend, subject to the Company’s financial ability to pay dividends, and as otherwise specified in the terms of the offering, but will not represent equity ownership or voting rights in the Company. As such, the issuance of preferred units will not dilute the equity ownership of the common members of the Company.

The Company’s common members, who are the owners of the common equity, will retain 100% ownership of the equity interests in the Company, irrespective of the amount of capital raised through this offering. Even if the maximum amount of $10,000,000 is raised from the issuance of preferred units, this will have no dilutive impact on the ownership percentages or control rights of the common members.

In addition:

•Preferred Shareholders’ Rights: The preferred units offered in this investment do not confer any voting rights, equity participation, or control over the Company’s business operations or decision-making processes. Preferred shareholders are entitled solely to the fixed dividend payout and potential redemption as outlined in the offering terms.

•No Equity Participation: In the event of an increase in the value of the Company’s assets or growth in its profitability, the preferred shareholders will not participate in this upside. Any gains in equity value will accrue solely to the common members, who will continue to own the entirety of the Company’s equity.

•No Dilution of Control: As the preferred units do not confer any voting rights, common members retain full control of the Company, including all decision-making authority over its operations, governance, and strategic direction. The issuance of preferred units will not impact this control.

In summary, while investors in the preferred units will benefit from a fixed return in the form of dividends, subject to the Company’s financial ability to pay dividends, their investment will not provide any equity interest in the Company. Therefore, no dilution of the common equity will occur, and the common members will continue to own and control the Company in its entirety.

PLAN OF DISTRIBUTION

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download from Company’s web platform, as well as on the SEC’s website at www.sec.gov.

The Common units are self-underwritten and are being offered and sold by the Company on a best-efforts basis. No compensation will be paid to any principal of the Company, or any affiliated company or party with respect to the sale of the Common units. This means that no commissions or other compensation will be paid for the sale of the Common units offered by the Company.

We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they a) perform substantial duties at the end of the Offering for the issuer; b) are not broker dealers; and c) do not participate in selling securities more than once every 12 months, except for any of the following activities: i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction.

Neither the Company, its principals, nor any affiliates conduct any activities that fall outside of Rule 3a4-1 and are therefore not brokers nor are they dealers. All subscription funds which are accepted will be deposited directly into the Company’s account. This account is not held by an escrow agent nor subject to any escrow agreement.

The Company plans use the founder’s network of contacts to solicit investments as well as various forms of advertisement. The Company, subject to Rule 255 of the Securities Act of 1933 and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, TV, and the Internet. We will offer the securities as permitted by Rules 251 (d)(1)(iii) and 251(d)(3)(i)(F) of Regulation A whereby offers may be made after this Offering has been qualified, but any written offers must be accompanied with or preceded by the most recent Offering circular filed with the Commission for the Offering. The Company plans to solicit investors at real estate conferences and through a variety of media and internet advertising.

Additionally, the Company intends to conduct its operations so that the Company will not meet the definition of investment company under Section 3(a)(1) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and, accordingly, the Company does not intend to register as an investment company under the Investment Company Act.

In order to subscribe to purchase this Offering, a prospective investor must either electronically or manually complete, sign and deliver an executed purchase agreement for the Common units (“Subscription Agreement”) to the Company at 14053 West Tyhee Road, Pocatello, Idaho 83202, and submit payment by way of check or wire transfer payable to “Stable Towers LLC”. The Offering will remain open from the date on which the Offering statement is qualified until [      ] 2026. All investor funds will go directly to the Company based on payment instructions provided on the Platform in accordance with the Subscription Agreement and will be immediately released to the Company on an ongoing basis as received from Investors and accepted by the Company.

There is currently no trading market for the Common units and no trading market is expected to ever develop. As a result, Investors should be prepared to retain this Offering for as long as this Offering remain outstanding and should not expect to benefit from any Common Share price appreciation.

In compliance with Rule 253(e) of Regulation A, the Company will revise the Offering statement, of which this Offering Circular forms a part, during the Offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred, or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide update financial statements and shall be filed as an exhibit to the Offering statement, of which this Offering Circular forms a part, and be requalified under Rule 252 of Regulation A.

Determination of Offering Price

The Offering Price is arbitrary with no relation to the value of the Company. Since the Preferred units are not listed or quoted on any exchange or quotation system, the Offering Price of the Preferred units was arbitrarily determined.

The Offering Price was determined by the Company and is based on its own assessment of its financial condition and prospects, limited Offering history and the general condition of the securities market. It does not necessarily bear any relationship to book value, assets, past operating results, financial condition or any other established criteria of value.

Subscription Process

Investors seeking to purchase Preferred units should proceed as follows:

•Read this entire Offering Circular and any supplements accompanying this Offering Circular.

•Electronically or manually complete and execute a copy of the Subscription Agreement.

• Electronically or manually provide the required Subscription Agreement information and any additional information to the Company at 14053 West Tyhee Road, Pocatello, Idaho 83202, Attention: Subscription Agreement Department.

By executing the Subscription Agreement and paying the total purchase price for the Common units you are interested in purchasing, which payment is made directly to the Company based on payment instructions provided on the Platform in accordance with the Subscription Agreement, and immediately deposited by Company, you will be deemed to (i) agree to all of the provisions of the Subscription Agreement attached hereto as Exhibit 4, (ii) agree to all of the provisions of the Company Articles of Incorporation attached hereto as Exhibit 2, (iii) agree to all of the provisions of the Company Operating agreement attached hereto as Exhibit 2, (iv) agree to the relevant restrictions outlined herein, and (v) attest that you meet the minimum standards of a “qualified purchaser.” Subscriptions will be irrevocable, and effective only upon the Company’s acceptance and the Company reserves the right to reject any subscription in whole or in part.

Following the date on which the SEC qualifies the Offering, subscriptions will be accepted or rejected within ten (10) business days of receipt by the Company. The Company will not draw funds from any subscriber until the date your subscription is accepted. If the Company accepts your subscription, it will email you a confirmation.

USE OF PROCEEDS

We estimate that the maximum net proceeds we will receive from this offering may be approximately $9,980,000, after deducting estimated offering expenses. We cannot guarantee that we will raise the total estimated amount of proceeds or that we will raise any amount at all. We intend to use the proceeds of the Offering, net of any federal and state income taxes, for the following purposes:

Expense Category

•Purchase of Buildings

•Refurbishment of Buildings

•Leasing of Buildings

•General and Administrative

The use of proceeds is not expected to materially vary based on the amount raised in the Offering.

We would expect to modify our use of proceeds as outlined above depending on the proceeds raised. These variations are based on management’s view of the best use of proceeds to benefit the company and its stakeholders.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we were to secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DESCRIPTION OF THE BUSINESS

Company History

The Company was formed on October 5, 2023. The Company has been funded by Gerald and Millie McNabb.

Overview

The Company is engaged in the business of acquiring, refurbishing, and leasing commercial and residential properties in southern, Idaho area, including Pocatello and Twin Falls. The Company’s business model focuses on identifying underperforming or undervalued properties, executing strategic refurbishment plans, and leasing these properties to generate stable, long-term income. With a focus on the southern Idaho market, the Company leverages local market knowledge, relationships with contractors, and a deep understanding of the area’s economic and demographic trends to maximize the value of its investments.

Market Opportunity

Idaho, has experienced steady economic growth in recent years, driven by its strategic location, a growing population, and increased demand for quality housing and commercial spaces. The Company sees significant opportunity in the southern Idaho area, particularly in revitalizing older properties in need of refurbishment to meet current market demands. The regional economy benefits from its proximity to major highways, a robust agricultural sector, and the presence of Idaho State University, all of which contribute to a stable rental market for both commercial and residential properties.

Business Strategy

The Company’s strategy is centered on the following key pillars:

Acquisition of Underperforming Properties: The Company identifies properties in the southern Idaho area that are in need of refurbishment or have untapped potential. These properties are often acquired at a discount relative to market prices.

Refurbishment and Renovation: Once acquired, properties undergo strategic renovations to enhance their marketability and value. The focus is on improving the structural and aesthetic aspects of the properties to attract tenants willing to pay market rents for updated spaces.

Leasing and Property Management: After refurbishment, the Company leases the properties to residential tenants, ensuring a diverse income stream.

Community Engagement and Development: The Company works closely with local contractors, city planners, and business development organizations to align its refurbishments with broader city revitalization efforts.

Relevant Government Regulations and Agencies

Operating in the real estate and refurbishment sector involves compliance with a variety of local, state, and federal regulations. The Company’s business is affected by regulations relating to property acquisition, zoning, building codes, environmental standards, and tenant relations. Some of the primary regulatory considerations include:

Local Zoning Laws, Impact Fees and Building Permits: The cities in southern Idaho enforce zoning ordinances that regulate land use and the types of structures that can be built or renovated. The Company must work closely with the City’s Planning and Zoning Department to ensure compliance with all zoning requirements. In addition, any refurbishment projects require building permits, which are issued after inspection to ensure that the work adheres to local building codes.  In situations where the Company changes the use of a property, the Company is subject to impact fees set by the local government.

Idaho Department of Environmental Quality (DEQ): The Company must comply with environmental regulations related to property renovations, particularly concerning waste disposal, lead paint, asbestos removal, and other environmental hazards. The DEQ may require environmental assessments of certain properties, especially if they are older or previously used for industrial purposes.

Federal Fair Housing Laws: As a landlord in the residential real estate market, the Company must adhere to the Fair Housing Act (FHA), which prohibits discrimination in renting based on race, color, national origin, religion, sex, familial status, or disability. The Company ensures that its leasing practices are fully compliant with federal fair housing regulations.

Americans with Disabilities Act (ADA): For properties leased to commercial tenants, the Company must ensure that they comply with the Americans with Disabilities Act, which mandates accessibility standards for individuals with disabilities. This includes ensuring that entrances, exits, and public areas of the properties meet ADA standards.

Occupational Safety and Health Administration (OSHA): During the refurbishment phase, the Company is responsible for ensuring that all construction and renovation activities comply with OSHA standards. This includes maintaining safe working conditions for contractors and subcontractors and adhering to regulations regarding the handling of hazardous materials, scaffolding, and other construction-related safety measures.

State and Local Tax Compliance: The Company is subject to local and state property taxes, as well as income taxes on the profits generated from leasing activities. Idaho’s tax laws on real estate transactions, including potential capital gains taxes, will apply when properties are sold or transferred.

Federal Tax Considerations: The Company must comply with federal tax laws, particularly concerning the tax treatment of income generated through rental properties and refurbishment expenses. Tax deductions may be available for certain capital expenditures related to property improvements, interest on mortgage payments, and depreciation of real estate assets.

Future Growth and Expansion Plans

As part of its long-term growth strategy, the Company plans to expand its portfolio by acquiring additional properties in the southern Idaho area. This may include both commercial and residential properties that fit the Company’s acquisition criteria. Over time, the Company aims to diversify its tenant base and potentially expand into other markets within Idaho, depending on capital availability and market conditions.

INTELLECTUAL PROPERTY

None.

DESCRIPTION OF PROPERTY

Our principal office is located at 14053 West Tyhee Road, Pocatello, Idaho 83202, which is the business office of the majority stockholder and sole officer and director. The space is believed to be suitable for our operations for the foreseeable future.

Gerald McNabb and Millie McNabb (collectively, the “McNabbs”) have contributed the equity of Figure Eight, LLC, which in turn owns title to the property located at 491 Caswell Avenue West, Twin Falls, Idaho.

The Property, located at 491 Caswell Avenue West, consists of three distinct components:

1.491 Caswell Avenue West: A 45,000 square foot mixed-use building with retail and residential space

2.584 Filer Avenue West: A parcel of land improved with a triple-wide manufactured home.

3.Adjacent Vacant Land: An undeveloped parcel of land located to the south of the above-described components, adjoining Filer Avenue West.

Conflict of Interest Disclosure

As a result of this contribution, the McNabbs, as the ultimate owners of Figure Eight, LLC prior to the transaction, had direct involvement in determining the terms under which the contribution was made. In exchange for contributing their ownership interest in Figure Eight, LLC, the McNabbs received 300,000 common units in Stable Towers, LLC. The McNabbs, therefore, maintain a significant equity interest in the Company and continue to exercise managerial control over its operations.

The McNabbs own all of the common stock of the Company and are not selling any common stock as part of this offering. Instead, the Company is offering 7% redeemable preferred stock to investors. Because the McNabbs control the Company and have an ongoing financial interest in its performance, there exists an inherent conflict of interest between their role as Company managers and their position as equity holders benefiting from the contribution of Figure Eight, LLC.

Potential investors should be aware that the terms of the Contribution Agreement were determined without independent third-party valuation or negotiation on behalf of the Company’s prospective investors. The valuation of the contributed assets, as well as any related financial arrangements, were established by the McNabbs in their capacity as both contributors and controlling members of the Company.

Additionally, the Company acknowledges the existence of outstanding debt obligations related to the contributed Property, including a mortgage held by Citizens Community Bank in the amount of approximately $1,163,411. The McNabbs were involved in structuring how these liabilities are assumed or serviced post-contribution, which may present additional conflicts of interest in managing the financial position of the Company.

Risk Considerations

•Self-Determined Terms: The terms of the contribution of Figure Eight, LLC to the Company were set by the McNabbs, who hold both a controlling management position and a financial interest in the outcome of the transaction.

•Absence of Third-Party Valuation: The contributed Property was not independently appraised prior to its transfer, and the terms of the contribution were not negotiated at arm’s length.

•Ongoing Control: The McNabbs retain full managerial control of the Company and have the ability to make decisions that may impact the preferred shareholders’ interests.

•Encumbrances on the Property: The Property contributed to the Company is subject to existing debt obligations, which could affect the financial stability of the Company and the security of investors’ capital.

Prospective investors are encouraged to carefully consider these conflicts of interest and consult with their own financial and legal advisors before making an investment decision.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with the financial statements and the related notes to those statements included elsewhere in this offering statement. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this offering statement, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Stable Towers LLC is an Idaho limited liability company founded on October 5, 2023. Since its founding, the company has been involved in startup activities including reviewing property opportunities, preparing offering documents and planning future operations.

Liquidity and Capital Resources

The Company’s liquidity position reflects its current operational phase, which focuses on purchasing, refurbishing, and leasing residential properties. As of the date of this memorandum, the Company owns one commercial property, which is not yet generating cash flow. This property is under refurbishment, and as such, it is anticipated that significant additional capital will be required to complete the renovations and prepare the asset for leasing. The Company expects to complete this project in eight phases. Phase 1 of the refurbishment is nearly complete. Significant work has been done in Phase 2.

The Company is seeking to raise up to $10,000,000 through the issuance of redeemable Preferred Units. The proceeds of this capital raise are intended to fund ongoing refurbishment activities, cover interest payments on existing debt, and provide working capital. Until refurbishment is complete and the property can generate rental income, the Company’s liquidity will primarily rely on the success of this offering and, potentially, additional financing.

The Company currently has debt obligations related to the acquisition of its existing property. These obligations are being serviced through a combination of existing cash reserves and planned future capital raises. Upon completion of the refurbishment, it is expected that the property will become cash-flow positive, which should improve the Company’s liquidity position and reduce reliance on external financing.

Sources of Funds

The primary source of funds for the Company in the near term is expected to come from the proposed issuance of redeemable Preferred Units, which aims to raise up to $10,000,000. The terms of the Preferred Units will include a 7% annual dividend to be paid to investors, contingent on available cash flow from operations or other capital resources.

In addition to the equity raise, the Company may explore opportunities to secure debt financing or additional equity investment if the refurbishment timeline extends beyond current projections or additional properties are acquired. Internally generated funds from property leasing are expected to become a significant source of capital once the property is operational.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of the Company’s financial statements involves applying critical accounting policies that require significant judgments and estimates by management. These policies include the valuation of real estate assets, the assessment of impairment for underperforming assets, and the capitalization of refurbishment costs.

Management must estimate the potential useful life of significant refurbishment efforts and allocate costs accordingly. Any material changes in the scope or cost of refurbishment may result in adjustments to these estimates. Additionally, future projections of cash flows are essential in determining the carrying value of the Company’s real estate assets. Given that the Company’s properties are not yet cash flowing, judgments around the timing and amounts of future cash flows involve significant uncertainty.

Plan of Operations

The Company’s current operations are focused on renovating its existing commercial property. The completion of the renovation is a top priority. The Company is renovating the property in phases and leasing units, subject to market demand, in each phase as renovations are completed. Currently, seven of the fourteen planned finished apartments are now rented. Each of the phases is anticipated to take one to four months to complete.

In the immediate future, the Company anticipates using a substantial portion of the funds raised from the Preferred Units issuance for refurbishment costs. The remaining funds will be allocated to servicing existing debt, paying dividends on Preferred Units, and meeting working capital needs.

Management, comprised of three related individuals, has not yet taken management fees from the Company’s operations but intends to do so once cash flow permits. The eventual payment of these fees will depend on the profitability and cash flow from leasing activities. Furthermore, management is actively seeking additional investment opportunities in residential properties, which could provide long-term growth if the appropriate opportunities arise and capital is available.

Recent Sales of Equity Securities

The Company issued 300,000 common units to two persons in connection with its organization. The shares were issued for services or nominal consideration.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Management

The following sets forth information about our executive officers and management team.

Gerald McNabb, Business Development Manager

Gerald McNabb obtained a bachelor’s degree in chemistry and began his career in Idaho as a radiochemist for the Department of Energy with a Q level security clearance.  He then obtained a master’s degree in Chemistry/Physics. He and his wife, Millie, started one of the first retail computer businesses, assembling and selling personal and business computers.

Gerald worked for two large defense contractors working on underseas vehicles for which he held a secret clearance.  He then returned to Idaho working for an agricultural company, as a new products development chemist.  During that time, he obtained three US patents, two for precision agriculture and one for a fertilizer coating.  After the company closed their research and development lab, Gerald taught math at a state university.  During that time, Gerald obtained a Master’s degree in Measurement and Control Engineering.

During this time Gerald and Millie worked with a developer to develop the first Planned Unit Development (PUD) in the city of Chubbuck, Idaho.  They converted 160 acres of their farmland to a residential development named Park Meadows.  Additional land was sold to the school district, a charter school, and two churches.  Resources from land sales were used to buy income producing rental property.

Gerald, and his wife Millie began investing in real estate in 2004, purchasing a house and a duplex.  Both properties were upgraded, increasing their value by 55% and 140% respectively.  For the last 20 years he has built a team of people and acquired $15 million AUM in the market niche of acquiring distressed properties, upgrading them, and holding them as income producing property.

Millie McNabb, Operations Manager

Millie McNabb started her business career on the family farm, where she not only did farm labor, but also did record keeping and processed the payroll. She obtained two degrees in music and took several graduate courses in business. She began her career in an Idaho school system as the Elementary Music Supervisor for ten schools in the district, as well as teaching band and choir.  In 1977, she and her husband, Gerald, started one of the first retail computer businesses, assembling and selling personal and business computers. Millie developed and taught several courses to businesspeople for utilizing computers in their companies.

Gerald and Millie homeschooled their four daughters. During this time, Millie collaborated on a Christian curriculum and traveled a three-state area introducing the material to churches. Gerald and Millie worked with a developer to develop the first Planned Unit Development (PUD) in the city of Chubbuck, Idaho.  They gained experience working with government regulations and professional design engineers.

In 2004, Gerald and Millie started using resources from land sales to buy income producing rental property. They renovated and stabilized distressed properties, and then managed those places as rentals. They grew from an initial investment in single-family, to a recent property with 73 rental units. Millie coordinates the renovation design with her daughter Heather and meets with architects and engineers. She estimates, selects and orders materials and oversees the work of the construction crews. She administers property management using AppFolio software to post vacancies to our website, process applicants and collect rents online from tenants. She superintends accounting and implements computer tools for greater efficiency.

No Removal of Gerald McNabb as Manager

It is not possible for owners of Preferred Units of the Company to remove Gerald McNabb as Manager, because only holders of common units may remove Gerald McNabb and only the Manager may remove employees and consultants and the McNabbs collectively own all of the outstanding common units of the Company and will own at least 75% of the common units (300,000 of 400,000 common units) even if common shares are sold to others.

LEGAL PROCEEDINGS

Previous Lawsuits

The Company does not have any previous material legal proceedings.

Ongoing Lawsuits

The Company does not have any ongoing material legal proceedings.

Executive Offices

Our principal office is located at 14053 West Tyhee Road, Pocatello, Idaho 83202, which is the residence of the majority stockholder and sole officer and director. The space is believed to be suitable for our operations for the foreseeable future.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table summarizes the compensation of the three highest paid persons who were our executive officers since inception:

Name	Title	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Gerald McNabb	Manager	$-	$-	$-
Millie McNabb		$-	$-	$-

Director Compensation

We do not compensate our directors for their service as directors at this time. We intend to compensate our directors in the form of cash or stock in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the total number and percentage of our shares of Stock that will be beneficially owned on July 18, 2025 by: (1) each holder of more than 10% of our Stock, including executive officers and directors individually; and (2) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules (See Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 for more detail) and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Stock that such person or any member of such group has the right to acquire within 60 days of July 18, 2025. For purposes of computing the percentage of outstanding shares of our Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days from July 18, 2025 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

[table of Security Ownership of Management on next page]

Title of Class of Voting Securities	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership (1)(2)(3)	Amount and nature of beneficial ownership	Percent of class
common	Gerald McNabb	150,000	Indirect	50%
common	Millie McNabb	150,000	Indirect	50%

Total officers, directors and 10% holders as a group (2 persons)		300,000		100.0%

(1)This includes voting and/or dispositive power over any security or power acquirable with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect if such security or power is acquirable (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; or (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

(2)The right to acquire beneficial ownership of the security includes but is not limited to any right to acquire: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

(3)For purposes of computing the percentage of outstanding shares of our Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days from July 18, 2025 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Controlling Ownership and Potential Conflicts

The Company is controlled by Gerald McNabb and Millie McNabb through their ownership of the McNabb Family Trust and the McNabb Group Limited Partnership. The McNabbs, directly or indirectly, own 100% of the Company’s 300,000 outstanding common units. This concentrated ownership structure may create potential conflicts of interest.

As the sole common unit holders, the McNabbs have significant influence over all aspects of the Company, including:

•Management and decision-making: They can elect managers, approve major transactions, and set overall strategy.

•Distribution of profits: They have the power to determine how profits are allocated and distributed.

•Potential related-party transactions: They may engage in transactions with other businesses they own or control, potentially at the expense of the Company or other investors.

These potential conflicts could result in decisions that benefit the McNabbs personally, even if those decisions are not in the best interests of other investors who may hold preferred units or other interests in the Company.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

SECURITIES BEING OFFERED

The following descriptions of the terms of our securities, certain provisions of Idaho law and certain provisions of our certificate of organization and Operating agreement are summaries, do not purport to be complete and are subject to and qualified in their entirety by reference to our certificate of organization and Operating agreement, copies of which are filed as exhibits to the Offering Statement of which this offering circular is a part. See “Where You Can Find More Information.”

Preferred Units

As of July 18, 2025, the Company has authorized one-million (1,000,000) Preferred Units. The Preferred Units have the following characteristics:

7% Annual Dividend

•The Series A units pay a cumulative annual dividend of 7%, subject to the Company’s financial ability to pay them.

•Dividends accrue if unpaid and must be satisfied before any distributions are made to common unit holders.

Dividend Commencement

•The 7% dividend begins accruing 30 days after the Company receives subscription funds.

•During this initial 30-day period, subscription funds are held in an interest-bearing account, earning interest at the prevailing rate.

Liquidation Preference

•In the event of the Company’s liquidation or dissolution, holders of Series A units have priority over common unit holders and any subsequently issued series of preferred units.

•This ensures that Series A unit holders are repaid their initial investment and any accrued dividends before other investors receive distributions.

Redemption

•The Company retains the option, but not the obligation, to redeem Series A units at any time.

•Redemption will be at a rate of $100 per unit upon or payment of all accrued and unpaid dividends.

Non-Voting Rights

•Holders of Preferred Series A Member Units do not hold membership status in the Company and, as a result, have no voting rights.

Initial 30-Day Fund Handling

Upon receipt of subscription funds, the Company will hold the funds in an interest-bearing account for 30 days. This holding period allows for administrative processes such as subscription verification and investor documentation finalization. During this period:

•Funds are not deployed for investment purposes.

•Interest accrued on the funds is paid to the investor.

Issuance of Other Preferred Units

The Company’s Operating Agreement grants the Managing Member the authority to designate and issue additional series of preferred units with terms, rights, and preferences that may differ from or be superior to the Series A units. This includes, but is not limited to, establishing dividend rights, voting rights, conversion terms, redemption terms, and liquidation preferences for any newly created series. Amendments to the Operating Agreement may also occur to facilitate the issuance of additional preferred unit series.

Preferred Unit Redemption Procedures

The redeemable preferred units issued in this offering will be subject to specific redemption terms and procedures as outlined below. These procedures govern how and when preferred shareholders may redeem their shares, as well as the Company’s obligations to facilitate redemption under certain conditions.

Redemption Rights

Redemption Procedures for Preferred Units

The redemption of Preferred Units shall be governed by the following procedures, which outline the conditions under which the Company may redeem units at its discretion and the process for holders of Preferred Units to request redemptions:

Company-Initiated Redemptions

The Company reserves the right, in its sole discretion, to redeem Preferred Units at any time, provided funds are available for such redemptions without impairing the Company’s financial stability or operational capacity.

Key Terms for Company-Initiated Redemptions:

•Redemption Price: Preferred Units will be redeemed at $100 per unit, plus any accrued and unpaid dividends as of the redemption date.

•Notice to Holders: The Company will provide at least 30 days’ written notice to the holders of Preferred Units prior to the redemption date, specifying the number of units to be redeemed and the applicable redemption price.

•Payment of Redemption Proceeds: Redemption payments will be made to the holder’s account on or before the redemption date specified in the notice.

Holder-Initiated Redemption Requests

Holders of Preferred Units may submit a written request to the Company for the redemption of their units. Such requests will be considered by management, which will determine, in its sole discretion, whether the redemption can be accommodated without placing the Company in financial difficulty.

Redemption Request Process:

Submission of Request: Holders must submit a written redemption request to the Company, specifying he number of units to be redeemed and any relevant contact and payment information.

Management Review: The Company’s management will review the request and evaluate whether the redemption can be made without jeopardizing the Company’s financial stability.

Notification of Decision: If the redemption request is approved, the Company will notify the holder in writing within 30 days of receipt of the request, specifying the redemption date and terms. If the request is denied, the Company will provide a written explanation for the decision.

Payment of Redemption Proceeds: Approved redemptions will be processed at $100 per unit, plus any accrued and unpaid dividends as of the redemption date. Payments will be made within 30 days of the redemption approval date.

Limitations on Redemptions

Financial Solvency: The Company is not obligated to redeem any Preferred Units if doing so would place the Company in financial difficulty, as determined solely by management.

Priority of Redemptions: If multiple holders request redemptions, the Company may prioritize requests at its discretion or implement a pro-rata redemption process.

No Obligation for Redemption: The Company is under no obligation to honor redemption requests from holders if management determines that such redemptions are not in the best interest of the Company.

General Terms and Conditions

Amendments to Redemption Procedures: The Company reserves the right to amend these redemption procedures at any time, provided such amendments are consistent with the terms of the Preferred Unit Offering and the Company’s Operating Agreement.

Finality of Management’s Decision: All decisions made by management regarding redemptions, including the denial of requests, are final and binding.

These redemption procedures are designed to balance the rights of Preferred Unit holders with the Company’s need to maintain financial stability and operational flexibility.

Transferability of Preferred units

Preferred units are generally non-transferable, except under limited circumstances approved by the Company. In the event that a shareholder wishes to transfer their preferred units, the Company must approve the transfer in writing, and the new holder will be subject to the same redemption terms and conditions outlined in this offering.

Termination of Redemption Rights

In the event of the Company’s dissolution, liquidation, or sale, any outstanding preferred units will be redeemed as part of the final distribution of assets. Preferred shareholders will receive payment at the original issue price, plus accrued dividends, before any distributions are made to common members.

Common Units (not being offered)

As of July 18, 2025, we had 300,000 common units outstanding held by two stockholders of record.

Operating Agreement

Our Operating Agreement does not require annual meetings of the members. Special meetings of the members may be called at any time by the Manager or at the written request of a majority of the holders of our common units. Holders of Preferred Units are not entitled to call or participate in any meetings.

Amendments to our Operating Agreement must be approved by the affirmative vote of members holding at least a majority of our outstanding common units, voting together as a single class. These voting requirements may increase the difficulty of making amendments to our Operating Agreement that members believe desirable. Holders of Preferred Units are not entitled to make any amendments to our Operating Agreement.

Our Manager is already in place and may not be removed by holders of our Preferred Units. As our Manager is entitled to appoint and terminate our executives, a function typically reserved for directors, it is difficult for members to change control of our management.

Each Member’s liability for the debts and obligations of the Company shall be limited as set forth in Idaho Revised Statutes Chapter 86 and other applicable law.

All distributions, except in the case of dissolution or liquidation, will be in the sole discretion of our management. Our management may elect to continue to reinvest the initial profits, if any, in additional investments. Any such reinvestment would delay the redemption of our Preferred Units and would subject any amounts reinvested to additional risks.

Individual Preferred Unitholder Action Restricted

The death or incapacity of any Preferred Unitholder will not entitle such Preferred Unitholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Company’s assets, nor otherwise affect the rights, obligations and liabilities of the parties.

No Preferred Unitholder shall have any right to vote or in any manner otherwise control the operation and management of the Company’s assets, or the obligations of the parties thereto, nor shall anything therein set forth, or contained in the terms of the Preferred Units, be construed so as to constitute the Preferred Unitholders from time to time as partners or members of an association; nor shall any Preferred Unitholder be under any liability to any third party by reason of any action taken by the Company.

No Preferred Unitholder has any right by virtue of any provision of the Operating Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Preferred Units.  The Company has no obligation to institute, conduct or defend any litigation at the request, order or direction of any of the Holders of Preferred Units unless such Holders have offered to the Company reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby.  No one or more Preferred Unitholder shall have any right in any manner whatsoever to affect, disturb or prejudice the rights of the Holders of any other of such Preferred Units, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right of the Company, except with the Company’s consent and for the equal, ratable and common benefit of all Preferred Unitholders.

Amendments

The Operating Agreement may be amended from time to time under the following terms and conditions. The Manager has the authority to make amendments to the Operating Agreement without the consent of any Preferred Unitholders when necessary to address specific administrative or technical matters. These include curing any ambiguity within the document, correcting or supplementing provisions that are inconsistent with other provisions or contain errors, or making modifications, eliminations, or additions to facilitate the use of a book-entry registration system for Common or Preferred Units.

Substantive amendments to the Operating Agreement that alter the rights or obligations of Unitholders require consent from the parties involved. Such amendments must be approved by Holders of Common Units representing at least 66 2/3% of the aggregate Percentage Interests of the affected Common Units. This consent is necessary for changes that add new provisions, modify or eliminate existing provisions, or otherwise alter the rights of Holders of either Common or Preferred Units.

However, certain amendments are expressly restricted. No amendment may reduce the amount or delay the timing of payments due on any Preferred Unit without the consent of the Holder of the affected Preferred Unit. Additionally, no amendment may lower the percentage of Preferred Units required for consent to future amendments without the unanimous approval of all outstanding Preferred Unit Holders.

Upon executing any amendment, the Company will promptly provide a written statement to each Preferred Unitholder detailing the nature of the amendment. While Preferred Unitholders are not required to approve the form of a proposed amendment, their consent to its substantive content is necessary.

The Company reserves the right to decline any amendment to the Operating Agreement that affects its rights, duties, or immunities, though it is not obligated to do so. Furthermore, the costs associated with amendments will generally be borne by the party seeking the amendment. If the Company initiates an amendment in furtherance of the rights and interests of the Common or Preferred Unitholders, the related costs will be treated as a Company expense. These procedures ensure that the Operating Agreement can evolve as needed while safeguarding the rights of all stakeholders.

Liability of the Company

The Company is generally not liable in connection with the performance of its duties under the Operating Agreement except for its own negligence or willful misconduct.  The Company may become the registered owner of the common or preferred units with the same rights it would have if it were not the Company.  The Manager may resign at any time upon giving written notice to the Company and by giving the registered owners of the Preferred Units notice of such resignation by mail.  Upon removal or resignation of the Manager, the Company is required to promptly appoint a successor Manager by an instrument in writing.

Forum Selection Clause Could Limit Legal Remedies

The Subscription Agreement includes a forum selection clause that requires investors to submit to the exclusive jurisdiction of the state and federal courts located in Idaho for any legal action relating to the Offering or the Preferred Units. This means that investors may be compelled to bring claims in courts located far from their own jurisdictions, which could increase the cost and inconvenience of pursuing legal remedies.

Jury Trial Waiver May Affect Your Legal Rights

The Subscription Agreement contains a waiver of the right to a jury trial. By executing the Subscription Agreement, investors knowingly and voluntarily waive their right to a trial by jury in any action or proceeding arising out of or relating to the investment or the Offering. This waiver could limit the legal avenues available to investors in the event of a dispute.

Fee-Shifting Provision May Deter Legal Actions

The Subscription Agreement includes a fee-shifting provision under which the prevailing party in any legal proceeding arising out of the Offering or the enforcement of the Subscription Agreement may recover reasonable attorneys’ fees and related costs from the non-prevailing party. Specifically:

•To avoid payment of attorneys’ fees, a plaintiff must prevail on the majority of material claims in the dispute.

•The provision applies to all investors, including current and former holders of Preferred Units.

•The Company and its directors, officers, and affiliates may seek to recover attorneys’ fees under this provision if they are the prevailing party.

•The fee-shifting clause applies to transferees, including those who acquire Preferred Units in secondary transactions, if they are bound by the Subscription Agreement.

These provisions may make it more difficult or costly for investors to bring legal claims, particularly those with limited resources.

Limitations with Respect to Federal Securities Laws

The forum selection clause, jury trial waiver, and fee-shifting provisions do not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934. These provisions do not waive any rights or protections afforded under the federal securities laws, and do not limit investors’ rights to bring claims under those laws in any competent federal court with appropriate jurisdiction.

LEGAL MATTERS

Certain legal matters with respect to the shares of Preferred Units offered hereby will be passed upon by Company Securities Counsel.

EXPERTS

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Preferred Units offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Preferred Units offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this offering, we will be required to file periodic reports and other information with the SEC pursuant to Regulation A. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

29

Consolidated Financial Statements

Stable Towers LLC

For the period From Inception on October 5, 2023 to December 31, 2023

and

For the Year ended December 31, 2024

INDEX TO FINANCIAL STATEMENTS

Stable Towers LLC

Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023

Assets
Cash	$1,039	$-
Real estate assets, net	2,662,050	-
Total assets	$2,663,089	$-

Liabilities and Members' Capital
Liabilities
Property tax payable	$41,411	$-
Management fee payable	270	-
Tenant deposit	500	-
Mortgage payable	1,159,576	-

Total liabilities	1,201,757	-

Members' capital
Contributed capital; 100,000 preferred units authorized	-	-
Contributed capital; 400,000 common authorized; 300,000 units outstanding	1,529,575	42,112
Accumulated deficit	(68,243)	(42,112)
Total Members' capital (net asset value)	1,461,332	-

Total liabilities and members' capital	$2,663,089	$-

Stable Towers LLC

Consolidated Statements of Operations

		From Inception on October 5, 2023 to
	December 31,	December 31,
	2024	2023

Rental revenue	$4,500	$-

Expenses
General and administrative	15,549	7,377
Professional fees	12,782	34,735
Total expenses	28,331	42,112

Operating loss	(23,831)	(42,112)

Other expense
Interest expense	(2,300)	-

Net loss	$(26,131)	$(42,112)

Stable Towers LLC

Consolidated Statements of Changes in Members' Equity

		From Inception on October 5, 2023 to
	December 31,	December 31,
	2024	2023

Decrease in net assets resulting from operations	$(26,131)	$(42,112)

Net change from capital transactions
Members' capital contributions	1,487,463	42,112
Members' capital distributions	-	-

Net increase in net assets resulting from capital transactions	1,487,463	42,112

Total increase in net assets	1,461,332	-

Net assets - beginning of period	-	-

Net assets - end of period	$1,461,332	$-

Stable Towers LLC

Consolidated Statements of Cash Flows

		From Inception on October 5, 2023 to
	December 31,	December 31,
	2022	2023
Cash flows from operating activities:
Decrease in net assets resulting from operations	$(26,131)	$(42,112)

Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
Depreciation	1,214	-
Changes in operating assets and liabilities:
Property tax payable	9,650	-
Management fee payable	270	-

Net change in cash from operating activities	(14,997)	(42,112)

Cash flows from financing activities:
Payments on notes payable	(12,040)	-
Partners' capital contributions	28,076	42,112

Net change in cash from financing activities	16,036	42,112

Net increase in cash and restricted cash	1,039	-

Cash and restricted cash - beginning of period	-	-

Cash and restricted cash - end of period	$1,039	$-

Supplemental disclosure of cash flow information:
Cash paid during year for interest	$12,298	$-

Non-cash investing and financing activities:
Real estate assets contributed by related party	$2,663,264	$-
Liabilities assumed in related party real estate contribution	$1,198,879	$-

Stable Towers LLC

Notes to Consolidated Financial Statements

NOTE 1 - NATURE OF OPERATIONS

Stable Towers LLC (“Company”) is an Idaho Limited Liability Company organized in October 2023. The Company has 300,000 common membership units authorized and outstanding; 100,000 preferred units authorized at $100 per unit none of which are outstanding at December 31, 2024 or June 30, 2023.

The Company is focused on investing in a focused portfolio of a mix of distressed single-family and multi-family real estate assets in several states.  The Company believes there is an opportunity to invest in these properties, stabilize/rehabilitate them, rent them, and exit when advantageous. The Company will focus on these principal strategies:

•Engage in real estate purchases of a mix of distressed single-family and multi-family properties at below market valuations in small to medium sized cities, with growing populations in business-friendly states.

•Engage in the renovation of these undervalued distressed single-family and multi-family real estate assets for rental purposes.

The McNabb Family (“McNabbs”), holders of all the outstanding common membership units of the Company, serve as the Company’s Manager.  The Manager is entitled to receive a monthly fee equal to 6% of the monthly rents from the Company’s real estate investments and to be reimbursed for expenses incurred.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial records of the Company are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of 90 days or less at the date of purchase. The Company did not have any cash equivalents as of December 31, 2024 and 2023.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company’s wholly owned subsidiary, Figure 8 LLC.  All inter-company transactions are eliminated upon consolidation.

Real Estate

Real estate and associated costs incurred to place and keep the real estate in service are recorded at cost and depreciated using the straight-line method over their estimated useful lives of thirty years.  Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense.

Impairment of Long-Lived Real Estate Assets

The Company reviews long-lived real estate assets for potential impairment annually and when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss is recorded equal to the excess of the asset’s carrying value over its fair value.

Revenue Recognition

The Company intends to lease its residential real estate properties to customers under agreements that are classified as operating leases. The Company will recognize the total minimum lease payments provided for under the leases on a straight-line basis over the lease term. Generally, under the terms of the Company’s intended leases, the majority of rental expenses will be recovered from tenants, including real estate taxes, interest and insurance. Rental expenses recovered through reimbursements received from customers will be recognized in Rental Revenue in the consolidated  statements of operations.  The Company will account for and present rental revenue and rental expense reimbursements as a single component under Rental Revenues as the timing of recognition is the same, the pattern with which transfer of the right of use of the property and related services to the tenant are both on a straight-line basis and the Company’s leases are intended to qualify as operating leases. The Company will perform credit analyses of its tenants prior to the execution of leases and continue these analyses for each individual lease on an ongoing basis to ensure the collectability of rental revenue. The Company will recognize revenue to the extent that amounts are determined to be collectible.

Realized Gains on Real Estate Transactions

The Company will recognize gains on the disposition of real estate when control transfers to the buyer, generally when consideration and title are exchanged and the risks and rewards of ownership transfer. The Company will recognize gains and losses from the disposition of real estate when known.

Rental Expenses

Rental expenses principally will include the cost of the Company’s property management and leasing personnel, utilities, repairs and maintenance, property insurance, real estate taxes and the other costs of managing real estate properties.

Fair Value Measurements

U.S. generally accepted accounting principles define fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date, and also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The three-level hierarchy of valuation techniques established to measure fair value is defined as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Whenever possible, the Company will be required to use observable market inputs (Level 1 - quoted market prices) when measuring fair value.

Income Taxes

As a limited liability company, the Company is not subject to income tax. The members separately account for their pro‐rata share of the Company’s items of income, deductions, losses, and credits on their personal income tax returns. Therefore, no provision is made in the accompanying financial statements for liabilities for income taxes since such liabilities are the responsibility of the members.

Accounting standards prescribe a recognition threshold and measurement process for accounting for uncertain tax positions and provides guidance on various related matters such as derecognition, interest, penalties, and disclosures required. The Company does not have any entity level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and may be subject to several state jurisdictions. Generally, the Company is subject to examination by the U.S. federal income tax authority for three years from the filing of a tax return.

Redemption of Membership Units

Investments are generally held in the Company for an indefinite period. Once a member has been in the fund for twelve months, the member has the right to redeem interests, however, such redemptions are subject to the available liquidity of the Fund. There is no public market for membership interests. Redemptions are made in an amount equal to the net asset value represented by the interests to be redeemed.

Distributions to Members

The Manager intends distribute the Company’s net profits by the end of the first month following each calendar quarter to Members based upon the Member’s pro-rated portion of the Company’s Net Asset Value, which will be calculated monthly. The potential distributions can be made to the extent cash is available and provided that the distribution will not negatively impact the continuing operations of the Company.

Going Concern

The Company has yet to commence its principal operations and has been solely funded by the McNabbs. The Company will require additional funding to finance the growth of its future operations as well as to achieve its strategic objectives. This raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and generate revenue. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – REAL ESTATE, NET

Real estate consists of the following:

	December 31, 2024	December 31, 2023
Commercial building	$2,438,590	$–
Single family residence	145,729	–
Land	78,945	–
Less accumulated depreciation	(1,214)	–
Real estate assets, net	$2,662,050	$–

The Company has not placed its commercial building in service as of December 31, 2024.  When placed in service, the Company expects the commercial building to consist of 70 separate rentable units with approximately half being studio apartments and the other half being one-bedroom apartments.  The Company recognized depreciation expense totaling $1,214 and $0 for the year ended December 31, 2024 and the period from inception through December 31, 2023, respectively.

NOTE 4 – RELATED PARTY TRANSACTIONS

The McNabbs and/or entities they control currently hold 100% of the ownership and voting rights of the Company.

During the period from inception on October 5, 2023 through December 31, 2023, the McNabbs made capital contributions of $42,112, in the form of cash, to pay the Company’s operating expenses incurred during the period.

During the year ended December 31, 2024, the McNabbs and entities they control made capital contributions of $28,076, in the form of cash, to pay the Company’s operating expenses incurred during the period.

On September 30, 2024, the Company issued the McNabbs 300,000 common units in exchange for real estate assets consisting of a commercial building, a single residence, and land located in Twin Falls, ID.  The transaction was accounted for as an asset acquisition between entities under common control.  On the date of the acquisition the real estate assets had a cost basis of $2,523,050.  The Company also assumed mortgage payable and related real estate liabilities totaling $1,198,879.

In October 2024 the Company engaged RS Construction and SC Property Management, entities controlled by the McNabbs, to provide improvement, construction, and construction management services on behalf of the Company.  During the year ended December 31, 2024, RS Construction and SC Property Management provided a total of $144,309 in capital contributions of which $140,214 were capitalized real estate improvements.  Both RS Construction and SC Property Management have agreed forego to reimbursement of the costs incurred until such time as the Company achieves financial stability.

NOTE 5 – MORTGAGE PAYABLE

On December 31, 2024, the Company had an outstanding mortgage payable totaling $1,159,576 secured by all of the Company’s real estate assets.  The mortgage payable has an interest rate of 6.23% per annum and matures on May 1, 2032.

The principal balance on the Company’s outstanding mortgage payable as of December 31, 2024 is payable as follows:

2025	$48,847
2026	51,961
2027	55,293
2028	58,660
2029	62,232
Thereafter	882,583
Total	$1,159,576

NOTE 6 – MEMBERSHIP UNITS

Common Units

As of December 31, 2024, the Company had 300,000 common units issued and outstanding all owned by the McNabbs.  The common units hold 100% of the voting control and may receive declared dividends, if any, subject to complete payment of the cumulative preferred dividends payable.

Preferred Units

The Company has designated 100,000 units as preferred units.  The preferred units do not have any voting rights.  The holders of the preferred units are entitled to receive dividends on a cumulative basis at a rate of 7% per annum beginning 30 days subsequent to the date of issuance.

In the event of a liquidation, holders of the preferred units are entitled to receive the assets and funds legally available for distribution prior to the common unit holders.

The Company has the sole discretion over the redemption, whether initiated by the holder or the Company, of the preferred units at a rate of $100 per unit plus all accrued and unpaid dividends.

As of December 31, 2024 there were no preferred units issued and outstanding.

NOTE 7 - SUBSEQUENT EVENTS

The Company evaluated its financial statements for subsequent events through April 30, 2025, the date these financial statements were available to be issued and did not identify any significant transactions for additional disclosure.

PART III – EXHIBITS

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Exhibit Description
2.1	Certificate of Organization
2.2	Operating Agreement
4.1	Form of Subscription Agreement
12.1	Legal Opinion**
**	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pocatello, State of Idaho, on July 18, 2025.

Stable Towers LLC

/s/ Gerald McNabb
Gerald McNabb
Chief Executive Officer (Principal Executive Officer)

Date: July 18, 2025

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name	Title	Date
/s/ Gerald McNabb	Gerald McNabb	Chief Executive Officer (Principal Executive Officer)	July 18, 2025
/s/ Millie McNabb	Millie McNabb	Operations Manager (Principal Financial and Accounting Officer)	July 18, 2025

Note: Stable Towers LLC is managed by its members. It does not have a traditional board of directors, but the above signatories must cover the required roles.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.